News Release

HOPE BANCORP APPOINTS FORMER EVP & GENERAL COUNSEL LISA K. PAI
TO BOARD OF DIRECTORS

LOS ANGELES - December 8, 2021 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced the appointment of Lisa K. Pai to the Board of Directors of the Company and Bank effective immediately. Ms. Pai will serve as a member of the Board Risk Committee. This appointment increases the membership of the Board of Directors from 11 to 12.

Ms. Pai, age 61, brings 26 years of experience serving in general counsel and corporate secretary capacities at various Korean American banks in the Los Angeles area, including Bank of Hope and its root banks. Most recently, she served as Executive Vice President, General Counsel and Corporate Secretary of Hope Bancorp, Inc. and Bank of Hope from the time of the merger of equals in July 2016 until her planned retirement effective year-end 2020. Prior to the merger, Ms. Pai served as Executive Vice President, Chief Legal & Human Resources Officer and Corporate Secretary of Wilshire Bancorp, Inc. and Wilshire Bank from 2012 to 2016. Previously, she served in similar capacities at BBCN Bancorp, Inc. and BBCN Bank and its predecessors Center Financial Corporation and Center Bank and Nara Bancorp, Inc. and Nara Bank, amongst other banks. Before joining the banking industry, Ms. Pai practiced law at the law firm of Thelen, Marrin, Johnson and Bridges from 1990 to 1994. Following her retirement from Bank of Hope, Ms. Pai served on the Board of Directors of First Choice Bank from April 2021 through July 2021 when the bank was acquired by Enterprise Financial Services Corp and Enterprise Bank & Trust. She has been an active member of the community throughout her professional career, having served in board and advisory roles for the Hope Scholarship Foundation, a charitable subsidiary of Bank of Hope, the Center for the Pacific Asian Family, a non-profit organization, Los Angeles County Bar Association, Korean American Bar Association of Southern California and UCLA Asian Pacific Alumni Association. Ms. Pai earned her B.A. in Economics from University of Chicago and her J.D. from University of California, Los Angeles, School of Law.

“We are pleased to welcome Lisa back to the Company to serve on our Board of Directors,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. “This appointment increases the number of women serving on our Board to three members, further diversifying the composition of our Board. More importantly, Lisa’s first-hand knowledge of the legal, human resources, risk and administrative functions of our Bank augments our Board’s oversight capability. We look forward to her valued contributions in the years ahead.”

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $17.8 billion in total assets as of September 30, 2021. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

(more)

2-2-2    NASDAQ: HOPE

Contacts:

Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

# # #